Exhibit 99.1

For Immediate Release Centra Financial Holdings/Centra Bank	Contact: Douglas J. Leech [304] 581-6000
February 21, 2008
Centra Declares First Cash Dividend
As a result of record earnings and strong growth in 2007, the Board of Directors of Centra Financial Holdings, Inc., parent company of Centra Bank, Inc., today declared the payment of the company’s first cash dividend on Centra common stock. Payable on April 1, 2008, $0.05 per share will be distributed to shareholders of record on March 14, 2008. This follows the company’s fourth 10% stock dividend in as many years.
Born and headquartered in Morgantown, West Virginia, Centra opened for business on February 14, 2000 and currently operates 15 offices in three states- Morgantown and Martinsburg, West Virginia; Uniontown, Pennsylvania; and Hagerstown, Maryland. Currently, total assets of the company exceed $1 billon. The company is owned primarily by individual stockholders in these four markets.
Highlighting last fall, Centra Bank was listed as #31 in Entrepreneur Magazine’s 2007-2008 list of America’s top 500 fastest growing businesses; and the fastest growing bank in the nation of the banks listed in the publication.
Douglas J. Leech, Chairman, CEO & Founder of Centra, stated, “This marks the first cash dividend paid by Centra. We believe this dividend will serve to further enhance the value of our stock for our shareholders. A consistent record of strong earnings growth enabled us to make this dividend payment to our shareholders. Combined with our stock dividend paid in January, we believe our current steps show a commitment to strategic capital management and long term shareholder value.”